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                                                                   Exhibit 10.28

                              EMPLOYMENT AGREEMENT

                                       FOR

                                 WILLIAM LENICH

This employment agreement ("Agreement") by and between R. G. Barry Corporation ("Corporation"), an Ohio corporation, and William Lenich ("Executive"), collectively, the "Parties," is effective February 19, 2001 ("Effective Date") and describes the terms and conditions governing Executive's employment with Corporation.

                           ARTICLE 1 TERM OF AGREEMENT

This Agreement:

      [1]   Will be effective only if:

            [a] Executive assumes the duties described in Article 2 no later than February 19, 2001; and

            [b] Executive meets all generally applicable employment conditions, including [i] passing Corporation's physical examination and controlled substance test and [ii] positive verification of business references.

      [2] Will remain in effect for 36 full calendar months beginning after the Effective Date, unless it terminates at an earlier date as provided below ("Original Term") and will be extended automatically for an additional 12 months beginning at the end of the Original Term unless, no later than 180 days before the end of the Original Term, either Corporation or Executive notifies the other, in writing, that it/he does not want to extend the term of this Agreement.

      [3] The Original Term together with the extensions described in subsection [2] is referred to in this Agreement as the "Term."

                   ARTICLE 2 EXECUTIVE'S DUTIES AND AUTHORITY

2.01  During the Term of this Agreement, Executive agrees:

      [1]   To serve as President and Chief Operating Officer of Corporation (or
      more senior position to which he is appointed), a position that is based in the Columbus, Ohio metropolitan area, and to perform the services that are customarily performed by persons in such executive capacities;

      [2]   To discharge any other duties and responsibilities that the Chairman
      ("Chairman") of Corporation's Board of Directors ("Board") assigns to him from time to time that are consistent with Executive's title and position;

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      [3]   To serve, if elected, as a director of Corporation during the Term and, if appointed or elected, to serve as an officer and director of any entity that is related through common ownership to Corporation (all entities related through common ownership to Corporation are called "Affiliates" and Corporation and all Affiliates are called "Group"). As soon as practicable after the Effective Date, Corporation will take all action necessary to cause Executive to be nominated to membership on the Board;

      [4]   Except for periods of absence attributable to illness, vacations and any leaves of absence authorized by the Board, to:

            [a] Devote his full business time and attention to the Group's business affairs and to discharge the duties assigned to Executive under this Agreement; and

            [b] Not to engage in any other business activity, whether or not for gain, profit or other pecuniary advantage. However, Executive may serve as a director of companies other than Group members if that service is approved by the Board.

2.02 The restrictions described in Section 2.01[4][b] will not be construed to prevent Executive from:

      [1]   Investing his personal assets in:

            [a] Businesses that do not compete with or do business with any Group member and do not require Executive to perform any services connected with the operation or affairs of the businesses in which the investment is made;

            [b] Stocks or corporate securities described in Section 7.02; or

            [c] Businesses that compete with or do business with any Group member, but only if:

               [i] That business's stock is publicly traded;

               [ii] Executive does not acquire more than five percent of the outstanding common shares issued by the business in which the investment is made; and

               [iii] Executive does not (and is not required to) perform any services connected with the operation or affairs of the business in which the investment is made.

      [2]   Participating in, or serving as a consultant, advisor, trustee or director of, civic and charitable organizations or activities, but only if this activity [a] does



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      not interfere with the performance of his duties under this Agreement and
      [b] is approved by the Board.

2.03 Executive will have a direct reporting relationship to the Chairman and from:

       [1]  Value Brands Sales;

       [2]  Image Brands Sales;

       [3]  Supermarkets and Drug Chains Sales;

       [4]  Design/Product Development/Merchandising;

       [5]  Operations; and

       [6]  Other officers and employees designated by the Chairman.

Also, Executive will be entitled to receive periodic reports from Corporation's International, Financial and Human Resources Departments and other information he reasonably needs to discharge his duties under this Agreement.

2.04 Executive will have all power and authority reasonably required to discharge the duties and responsibilities assigned to him under this Agreement.

                       ARTICLE 3 EXECUTIVE'S COMPENSATION

3.01 During the Term of this Agreement and subject to the terms of this section and of Article 5, Corporation will pay the following amounts to Executive:

       [1] Beginning on the Effective Date, a base salary at the rate of $450,000 for each full calendar year of employment ("Base Salary"), prorated to reflect partial calendar months and years of employment, and to be paid in installments that correspond with Corporation's normal payroll practices applicable to Corporation's senior executives. Base Salary will not be reduced during the Term of this Agreement without Executive's prior written consent and may be increased during the Term of this Agreement at the discretion of the Board's Executive Compensation Committee, which will review Executive's compensation annually at the same time it reviews compensation paid to other senior executives of the Corporation.

       [2] An annual cash bonus under (and subject to the terms of) the R. G. Barry Annual Incentive Program (or any successor annual bonus plan, provided that such plan provides Executive with an annual bonus potential at target and maximum levels that are no less than those applied to determine the Chairman's


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       bonus), as in effect from time to time, ("Annual Incentive Program")
       ranging between:

            [a] 40 percent of Base Salary, if Annual Operating Plan targets are met or exceeded; and

            [b] 100 percent of Base Salary, if maximum profit targets are met or exceeded.

       For 2001, this bonus will be prorated on the basis of the number of calendar days between the Effective Date and December 31, 2001.

       [3] Participation, to the full extent of his eligibility, in all employee benefit and other programs provided to Corporation's senior executives, a description of which has been given to Executive, (other that the supplemental retirement plan that is limited to executives who were employees of Corporation before January 1, 1989) at a level commensurate with Executive's title and position, as these programs may from time to time be amended or modified by the Board or the Board's Executive Compensation Committee. However, Executive will be allowed four weeks' vacation for each calendar year and will be entitled to commercial air travel and hotel accommodations in the same class as that allowed to Chairman.

       [4] The perquisites and fringe benefits that, on or after the Effective Date, are made available to Corporation's senior executives (other than the supplemental retirement plan that is limited to executives who were employees of Corporation before January 1, 1989), at a level commensurate with Executive's title and position and specifically including a monthly automobile allowance of $1,000.

       [5] Reimbursement of Executive's initiation fees (but only to the extent of $25,000 during the Term) and recurring dues at a country club located in the Columbus, Ohio metropolitan area.

3.02 Subject to the terms of this section and of Article 5 and as an inducement to Executive to enter into this Agreement, Executive will receive the following special payments and grants:

       [1] A special one-time cash payment of $100,000 payable only if, within 12 calendar months beginning on or immediately after the Effective Date, [a] Executive purchases a residence in the Columbus, Ohio metropolitan area and [b] Executive and his spouse establish a permanent residence in the Columbus, Ohio metropolitan area.

       [2] Options to purchase:

            [a] 190,000 of Corporation's common shares, par value $1.00 per share, ("Shares"). These options will be granted on the Effective Date ("Initial Options") under either the R. G. Barry Corporation 1994 Stock



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            Option Plan as in effect on the Effective Date ("1994 Option Plan")
            or the R. G. Barry Corporation 1997 Incentive Stock Plan as in effect on the Effective Date ("1997 Option Plan"), or both. The Initial Options will be granted under a stock option agreement having terms and conditions consistent with this Agreement and the stock option plan or plans under which they are granted.

            [b] 150,000 Shares. These options will be granted on the third business day after the closing price of the Shares averages at least $5.00 per Share for 15 consecutive trading days ending during the Original Term of this Agreement ("$5.00 Options"). Corporation will monitor the Shares' closing price during the Original Term to establish when, and if, the conditions described in the preceding sentence are met. If the $5.00 Options cannot be granted under the option plans described in Section 3.02[2][a], they will be granted under a shareholder approved stock option plan that complies with the requirements imposed on "performance based compensation" programs under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") or, if no plan of this type is then in effect or if the $5.00 Options cannot, for any reason, be granted under a plan of this type that is then in effect, the $5.00 Options will be granted under a stand-alone stock option agreement. The shareholder approved stock option plan described in the preceding sentence and the stand-alone agreement, also described in the preceding sentence, will contain terms and conditions that are substantially the same as those included in the 1997 Option Plan and will not be inconsistent with this Agreement; and

            [c] 150,000 Shares. These options will be granted on the third business day after the closing price of the Shares averages at least $10.00 per Share for 15 consecutive trading days ending during the Original Term of this Agreement ("$10.00 Options"). Corporation will monitor the Shares' closing price during the Original Term to establish when, and if, the conditions described in the preceding sentence are met. If the $10.00 Options cannot be granted under the option plans described in Section 3.02[2][a], they will be granted under a shareholder approved stock option plan that complies with the requirements imposed on "performance based compensation" programs under Code ss.162(m) or, if no plan of this type is then in effect or if the $10.00 Options cannot, for any reason, be granted under a plan of this type that is then in effect, the $10.00 Options will be granted under a stand-alone stock option agreement. The shareholder approved stock option plan described in the preceding sentence and the stand-alone agreement, also described in the preceding sentence, will contain terms and conditions that are substantially the same as those included in the 1997 Option Plan and will not be inconsistent with this Agreement.


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       [3]  All options described in Section 3.02[2] ("Options") will be subject to the following rules:

            [a] The Options will be incentive stock options [as defined in Code ss.421], to the maximum extent possible and the balance will be nonqualified (nonstatutory) stock options;

            [b] The number of Options will be adjusted to reflect, as appropriate, the effect of any stock splits, stock dividends and similar events affecting the underlying Shares;

            [c] Regardless of the obligation otherwise imposed under this section, Corporation will not be obligated to issue the Options if Executive is not a full-time employee of Group on the issue date specified in Section 3.02[2]; or

            [d] The exercise price for all Options will be the Shares' closing price as reported on the New York Stock Exchange (or other sale securities exchange on which the Shares are then listed or traded) on the date the Options are granted;

            [e] Except as provided in Article 5, the Options will be subject to the following vesting schedule:


         OPTION                  PERCENT VESTED
         ------                  --------------

         Initial Option          20%, at the end of 12 full calendar months beginning after the Effective
                                 Date;

                                 40%, at the end of 24 full calendar months beginning after the Effective
                                 Date;

                                 60%, at the end of 36 full calendar months beginning after the Effective
                                 Date;

                                 80%, at the end of 48 full calendar months beginning after the Effective
                                 Date; and

                                 100%, at the end of 60 full calendar months beginning after the
                                 Effective Date.

         $5.00 Options           33-1/3%, at the end of 12 full calendar months beginning after the $5.00
                                 Options are granted;

                                 66-2/3%, at the end of 24 full calendar months beginning after the $5.00
                                 Options are granted; and

                                 100%, at the end of 36 full calendar months beginning after the $5.00 Options are granted.


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

         OPTION                  PERCENT VESTED
         ------                  --------------

         $10.00 Options          50%, at the end of 12 full calendar months beginning after the $10.00
                                 Options are granted;

                                 80%, at the end of 24 full calendar months beginning after the $10.00
                                 Options are granted; and

                                 100%, at the end of 36 full calendar months beginning after the $10.00 Options are granted.


            [f] The Initial Options will expire 10 years after they are granted, unless they are terminated earlier under the terms of this Agreement or under the terms of the option plan(s) under which they are granted and which are applicable to all options granted under those plans (such as, termination of employment or the sale of Corporation);

            [g] The $5.00 and $10.00 Options will expire 5 years after they are granted, unless they are terminated earlier under the terms of this Agreement or under the terms of the option plan(s) under which they are granted and which are applicable to all options granted under those plans (such as, termination of employment or the sale of Corporation);

            [h] All Options will vest upon a Change in Control (as defined in Section 5.05[7] or upon a Special Change in Control (as defined in Section 5.05[10];

            [i] The terms and conditions of all Options will be described in a written stock option agreement between Executive and Corporation which will reflect the terms of this Agreement and the option plan(s) under which the Options are issued;

            [j] If any acquisition, merger or other business combination ("Sale Transaction") occurs after which Corporation is not the surviving entity (other than a transaction in which Corporation's shareholders own all of the outstanding shares of the surviving corporation after the Sale Transaction), then unless the surviving corporation will assume Corporation's obligations under this Agreement with respect to the $5.00 and $10.00 Options, with appropriate adjustments to reflect differences in the relative stock prices of Corporation's and the surviving corporation's stock (measured immediately before the completion of the Sale Transaction), the $5.00 Options and $10.00 Options will be issued to Executive 10 business days before the completion of the Sale Transaction but only if the consideration payable to Corporation's shareholders in connection with the Sale Transaction ("Transaction Consideration") equals or exceeds the amount specified in Sections 3.02[2][b] and [c],



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            without regard to the averaging of prices described in those sections ("Triggering Price"). If the Transaction Consideration is less than either or both of the Triggering Prices, Executive's rights to receive the $5.00 or $10.00 Options in respect of which the Triggering Price is less than the Transaction Consideration will terminate effective on the date the Sale Transaction is consummated.

            [k] Corporation will make reasonable efforts to allow Executive to exercise the Options in a cashless exercise transaction.

       [4] The relocation benefits described in Exhibit A to this Agreement that are generally made available to Corporation's newly hired senior executives, a description of which has been given to Executive, plus [a] an additional 30 days' temporary living expenses beyond the 60 days' normally allowed under this program for this purpose and [b] reimbursement for commercial air travel and other reasonable associated travel expenses between Columbus, Ohio and Wilton, Connecticut twice each calendar month for the three calendar months beginning on or after the Effective Date for Executive or his spouse (the total number of round trips reimbursed under this subsection will not be greater than six).

       [5] Executive will be eligible to participate in all short-term benefit, bonus, incentive equity, savings or similar plans or programs maintained or provided by Corporation to its senior executives at a level commensurate with Executive's title and position (other than the supplemental retirement plan that is limited to executives who were employees of Corporation before January 1, 1989) ("Bonus Plans").
       However:

            [a] Participation in the Bonus Plans will be conditioned upon the terms and conditions included in the Bonus Plans which are equivalent to those applicable to the Chairman (assuming Chairman is eligible to participate in the Bonus Plans);

            [b] During the Term of this Agreement, Executive will not participate in any stock option plan except to the extent described in this Agreement, unless the Board decides that he may participate in stock option plans beyond the extent provided in this Agreement; and

            [c] Nothing in this Agreement will preclude Corporation from amending or terminating any of the Bonus Plans (or adopting new plans or programs) but without Executive's prior written consent, no amendment or termination of any Bonus Plan will reduce any benefit that Executive accrued to the date of that amendment or termination.

                               ARTICLE 4 EXPENSES

Corporation will pay or reimburse Executive for all reasonable, ordinary and necessary expenses that he incurs to perform his duties under this Agreement. Reimbursement will be made within 30 days after the date Executive submits appropriate evidence of the



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expenditure to Corporation (and all other information required under
Corporation's business expense reimbursement policy).

          ARTICLE 5 TERMINATION OF EMPLOYMENT DURING TERM OF AGREEMENT

5.01 TERMINATION OF EMPLOYMENT DUE TO DEATH OR DISABILITY. If Executive dies or becomes Disabled during the Term of this Agreement:

       [1] This Agreement will terminate as of the date Executive dies or becomes Disabled and Corporation will pay or provide to Executive (or to his beneficiary if Executive is dead) and, if appropriate, to his dependents:

            [a] Any unpaid installments of his Base Salary, calculated to the end of the payroll period during which he terminates employment because of death or Disability;

            [b] The value of any accrued but unused vacation, calculated to the end of the payroll period during which he terminates employment because of death or Disability (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

            [c] Any amounts Executive is entitled to receive under the terms of any employee benefit plan described in Section 3.01[3];

            [d] The unpaid portion (if any) of the amounts described in Section 3.02[1] but only if all the conditions described in that Section were met before Executive died or became Disabled;

            [e] The unpaid portion of any bonus that has been earned and declared under the Annual Incentive Program for the most recently completed fiscal year;

            [f] A prorated portion of the bonus that would have been paid to Executive under the Annual Incentive Program for the fiscal year during which he dies or becomes Disabled. This amount will be calculated and paid after the end of the fiscal year in which Executive dies or becomes Disabled and will be determined by multiplying the amount of the bonus Executive would have received under the Annual Incentive Program if he had continued active employment until the end of the fiscal year during which he dies or becomes Disabled by the number of full calendar months he was actively employed during that fiscal year and then dividing this dollar amount by 12 months;

            [g] Continuation, for a period of six calendar months beginning on or immediately after the date he dies or becomes Disabled, of the medical, dental, prescription drug and hospitalization coverage and benefits for



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            which Executive and/or his dependents were eligible before his death or Disability (the cost of these continued benefits will be allocated between Executive and Corporation in the same manner it was allocated before Executive's death or Disability); and

            [h] If Executive's termination of employment is due to Disability, continuation of his Base Salary for six full calendar months beginning after the date his Disability arose.

       [2] All unvested Options that were granted before Executive's employment terminates because of his death or Disability will become fully vested as of the date the Executive's employment terminates under this section and all vested Options held by the Executive (or by his estate) will be exercisable to the extent permitted under the terms of the option plan(s) under which they were granted and the individual option agreement under which the Options are issued. However, any Options that have not been granted under Section 3.02[2] as of the date Executive terminates employment because of death or Disability will not be granted.

       [3] For purposes of this section, Executive will be deemed to have terminated employment on the date of his death or the date he is determined to have become Disabled.

       [4] "Disability" has the same meaning given to the term under the 1997 Option Plan, whether or not that plan has expired before the condition arises.

       [5] All amounts payable under this section will be:

            [a] Paid in accordance with Corporation's payroll procedures (in the case of Base Salary) or on the date provided in the program on which they are based, unless the Parties agree to accelerate one or more of these payments. If this acceleration election is made, the amount distributed will be discounted to reflect its then present value by applying a discount rate equal to the rate paid on 90-day Treasury Bills issued on or immediately before the date the calculation is made or, in the case of distributions made from an employee benefit plan maintained by Corporation, by applying any applicable early distribution discount factor included in the benefit plan from which the amount is paid; and

            [b] If Executive dies before all payments due under this section have been paid, the unpaid amount will be paid to Executive's beneficiary under the procedures described in Section 10.07.

5.02 VOLUNTARY TERMINATION OF EMPLOYMENT. Executive may voluntarily terminate his employment without Good Reason (as defined in Section 5.05[9]) at any time during the Term of this Agreement by giving Corporation written notice of his intention to do so. This notice will be effective 60 days after it is given unless the Parties mutually agree to
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\accelerate this termination date ("Voluntary Termination Date"). If Executive voluntarily terminates his employment:

       [1] This Agreement will terminate as of the Voluntary Termination Date and Corporation will pay or provide to Executive:

            [a] Any unpaid installments of his Base Salary, calculated to the end of the payroll period during which his Voluntary Termination Date occurs;

            [b] The value of any accrued but unused vacation, calculated to the end of the payroll period during which his Voluntary Termination Date occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

            [c] Any amounts Executive is entitled to receive under the terms of any employee benefit plan described in Section 3.01[3];

            [d] The unpaid portion of any bonus that has been earned and declared under the Annual Incentive Program for the most recently completed fiscal year;

            [e] The unpaid portion (if any) of the amounts described in Section 3.02[1] but only if all the conditions described in that Section were met before Executive's Voluntary Termination Date.

       [2] All [a] unvested Options will be forfeited as of Executive's Voluntary Termination Date, [b] any vested Options that were granted before Executive's Voluntary Termination Date will be exercisable to the extent permitted under the terms of the option plan(s) under which they were granted and the individual option agreement under which the Options are issued and [c] any Options that have not been granted under Section 3.02[2] as of Executive's Voluntary Termination Date will not be granted.

       [3] All amounts payable under this section will be:

            [a] Paid in accordance with Corporation's payroll procedures (in the case of Base Salary) or on the date provided in the program on which they are based, unless the Parties agree to accelerate one or more of these payments. If this acceleration election is made, the amount distributed will be discounted to reflect its then present value by applying a discount rate equal to the rate paid on 90-day Treasury Bills issued on or immediately before the date the calculation is made or, in the case of distributions made from an employee benefit plan maintained by Corporation, by applying any applicable early distribution discount factor included in the benefit plan from which the amount is being paid; and

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            [b] If Executive dies before all payments due under this section have been paid, the unpaid amount will be paid to Executive's beneficiary under the procedures described in Section 10.07.

5.03 TERMINATION OF EMPLOYMENT BY CORPORATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. Corporation may terminate Executive's employment without Cause (as defined in Section 5.04[3]) at any time during the Term of this Agreement by giving Executive written notice of its intention to do so and Executive may terminate his employment for Good Reason (as defined in Section 5.05[9]) by giving Corporation written notice of his intention to do so. Notice by Corporation of the termination of Executive's employment without Cause will be effective 30 business days after it is delivered to Executive, unless the parties mutually agree to accelerate this termination date. Notice given by Executive of his termination of employment for Good Reason must specify the Good Reason upon which it is based and, unless the parties mutually agree to accelerate this termination date, will be effective 30 business days after it is given, unless, during this period, Corporation corrects or otherwise resolves the Good Reason for which the notice was given. The effective date of a termination of employment without Cause or for Good Reason is referred to in this Agreement as Executive's "Involuntary Termination Date." If Corporation terminates Executive's employment without Cause or if Executive terminates his employment for Good Reason:

       [1] This Agreement will terminate as of the Involuntary Termination Date and Corporation will pay to Executive:

            [a] Any unpaid installments of his Base Salary, calculated to the end of the payroll period during which his Involuntary Termination Date occurs;

            [b] The value of any accrued but unused vacation, calculated to the end of the payroll period during which his Involuntary Termination Date occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

            [c] The Base Salary for an additional 18 months beginning with the first payroll period that begins after his Involuntary Termination Date;

            [d] Any amounts Executive is entitled to receive under the terms of any employee benefit plan described in Section 3.01[3];

            [e] The unpaid portion of any bonus that has been earned and declared under the Annual Incentive Program for the most recently completed fiscal year;

            [f] The unpaid portion (if any) of the amounts described in Section 3.02[1] but only if all the conditions described in that Section were met before Executive's Involuntary Termination Date;

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            [g] A bonus under the Annual Incentive Program calculated as if
            Executive had been actively employed throughout the 18 calendar months beginning on his Involuntary Termination Date and had terminated employment at the end of that 18-month period; provided, however, that any requirement in the Annual Incentive Program that requires Executive to be employed on the last day of the plan year in order to be eligible for a bonus under such program shall be disregarded for purposes of calculating the bonus payable to Executive under this Section 5.03[1][g]; and

            [h] Continuation, for a period of 18 calendar months beginning on or immediately after Executive's Involuntary Termination Date, of the medical, dental, prescription drug and hospitalization coverage and benefits for which Executive and/or his dependents were eligible before his Involuntary Termination Date (the cost of these continued benefits will be allocated between Executive and Corporation in the same manner it was allocated before Executive's Involuntary Termination Date).

       [2] Also, all [a] unvested Options will become fully vested as of Executive's Involuntary Termination Date, [b] any vested Options that were granted before Executive's Involuntary Termination Date and all vested Options will be exercisable to the extent permitted under the terms of the option plan(s) under which they were granted and the individual option agreement under which the Options are issued and [c] any Options that have not been granted under Section 3.02[2] as of Executive's Involuntary Termination Date will not be granted.

       [3] All amounts payable under this section will be:

            [a] Paid in accordance with Corporation's payroll procedures (in the case of Base Salary) or on the date provided in the program on which they are based, unless the Parties agree to accelerate one or more of these payments. If this acceleration election is made, the amount distributed will be discounted to reflect its then present value by applying a discount rate equal to the rate paid on 90-day Treasury Bills issued on or immediately before the date the calculation is made or, in the case of distributions made from an employee benefit plan maintained by Corporation, by applying any applicable early distribution discount factors included in the benefit plan from which the amount is being paid; and

            [b] If Executive dies before all payments due under this section have been paid, the unpaid amounts will be paid to Executive's beneficiary under the procedures described in Section 10.07.

       [4] Regardless of other provisions of this section, if the Involuntary Termination Date occurs within the six month period ending on the date of a Change in Control, Executive will receive the amounts and benefits described in Section 5.05 (reduced by any payments and benefits received under this section before a Change in Control) in lieu of the amounts and benefits otherwise provided in this section.

5.04 TERMINATION OF EMPLOYMENT BY CORPORATION FOR CAUSE. The Chairman may terminate Executive's employment with Cause at any time during the Term of this Agreement by giving Executive written notice of its intention to do so. This notice must specify the reason for which it is given (including the Cause upon which it is based) and will be effective 30 business days after the date it is given (five calendar days if "Cause" arises because Executive is convicted of a felony), unless Executive corrects, or otherwise remedies within such period, the Cause for which it is given ("For Cause Termination Date"). If this notice is given:

       [1] This Agreement will terminate as of the For Cause Termination Date and Corporation will pay to Executive:

            [a] Any unpaid installments of his Base Salary, calculated to the end of the payroll period during which his For Cause Termination Date occurs;

            [b] The value of any accrued but unused vacation, calculated to the end of the payroll period during which his For Cause Termination Date occurs (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

            [c] Any amounts Executive is entitled to receive under the terms of any employee benefit plan described in Section 3.01[3];

            [d] The unpaid portion of any bonus that has been earned and declared under the Annual Incentive Program for the most recently completed fiscal year;

            [e] The unpaid portion (if any) of the amounts described in Section 3.02[1] but only if all the conditions described in that Section were met before Executive's For Cause Termination Date.

       [2] Also, [a] all unvested Options will be forfeited as of Executive's For Cause Termination Date, [b] any vested Options that were granted before Executive's For Cause Termination Date will be exercisable to the extent permitted under the terms of the option plan(s) under which they were granted and the individual option agreement under which the Options are issued and [c] any Options that have not been granted under Section 3.02[2] as of Executive's For Cause Termination Date will not be granted.

       [3]"Cause" means [a] gross negligence materially detrimental to Corporation, [b] conviction of a felony, [c] willful, and continued failure of Executive, after receipt of written notice from Corporation setting forth the specifics of such failure, to perform the duties of his offices with Corporation unless such failure is the result of ill health or physical or mental disability or [d] intentional misconduct of Executive materially and demonstrably injurious to Corporation.

       [4] All amounts payable under this section will be:

            [a]Paid in accordance with Corporation's payroll procedures (in the case of Base Salary) or on the date provided in the program on which they are based, unless the Parties agree to accelerate one or more of these payments. If this acceleration election is made, the amount distributed will be discounted to reflect its then present value by applying a discount rate equal to the rate paid on 90-day Treasury Bills issued on or immediately before the date the calculation is made or, in the case of distributions made from an employee benefit plan maintained by Corporation, by applying any applicable early distribution discount factor included in the benefit plan from which the amount is being paid; and

            [b] If Executive dies before all payments due under this section have been paid, the unpaid amount will be paid to Executive's beneficiary under the procedures described in Section 10.07.

5.05 TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. If a Change in Control occurs during the Term of this Agreement, Executive will receive the following amounts (under the conditions described below):

       [1] If Executive dies or becomes Disabled during the Term of this Agreement but after a Change in Control, he (or his beneficiary) will receive the amounts described in Section 5.01, as if Executive had died or become Disabled before the Change in Control occurred.

       [2] If Executive terminates his employment without Good Reason (as defined in Section 5.05[9]) during the Term of this Agreement but after a Change in Control, he (or his beneficiary) will receive the amounts described in Section 5.02, as if Executive had voluntarily terminated his employment without Good Reason before the Change in Control occurred, but only if he follows the procedures described in Section 5.02.

       [3] If Corporation terminates Executive's employment for Cause (as defined in Section 5.04[3]) during the Term of this Agreement but after a Change in Control, he (or his beneficiary) will receive the amounts described in Section 5.04 as if Executive had been terminated for Cause before the Change in Control occurred.

       [4] Subject to Section 5.03[4], if Executive notifies Corporation of his intent to terminate his employment for Good Reason during the Term of this Agreement and if that notice is given after a Change in Control occurs or if Corporation notifies Executive of its intent to terminate Executive without Cause (as defined in Section 5.04[3]) during the Term of this Agreement and if that notice is given after a Change in Control has occurred, Executive will receive the following amounts:

            [a] Any unpaid installments of his Base Salary, calculated to the end of the payroll period during which his termination occurs under this section;

            [b] The value of any accrued but unused vacation, calculated to the end of the payroll period during which his termination occurs under this section (this value will be calculated by dividing the Base Salary by 365 and then multiplying this dollar amount by the number of accrued but unused vacation days);

            [c] The Base Salary for an additional 36 months beginning with the first payroll period that begins after his termination occurs under this section unless the Parties agree to accelerate these payments. If this acceleration election is made, the amount distributed will be discounted to reflect its then present value by applying a discount rate equal to the rate paid on 90-day Treasury Bills issued on or immediately before the date the calculation is made;

            [d] Any amounts Executive is entitled to receive under the terms of any employee benefit plan described in Section 3.01[3];

            [e] The unpaid portion of any bonus that has been earned and declared under the Annual Incentive Program for the most recently completed fiscal year before Executive's termination occurs under this section;

            [f] The unpaid portion (if any) of the amounts described in Section 3.02[1] but only if all the conditions described in that Section were met before Executive's termination occurs under this section;

            [g] Three times the average of the annual bonuses, if any, Executive received under the Annual Incentive Program during all fiscal years ending before Executive's termination occurs under this section;

            [h] All unvested Options that were granted before Executive's employment terminates under this section will become vested and all granted options will be exercisable to the extent permitted under the terms of the option plan(s) under which they were granted and the individual option agreement under which the Options are issued. However, subject to Section 3.02[3][j], any Options that have not been granted under Section 3.02[2] as of the date Executive terminates employment under this section will not be granted; and

            [i] Any other Change in Control benefit to which Executive is entitled under the terms of any other plan, program or agreement with any Group Member.

         Also, for a period of 18 calendar months beginning on or immediately after the Executive's employment terminates under this section, Corporation will continue to provide the medical, dental, prescription drug and hospitalization coverage and benefits for which Executive and/or his dependents were eligible before his employment terminated under this section (the cost of these continued benefits will be allocated between Executive and Corporation in the same manner it was allocated before Executive's termination under this section);

         [5] If the sum of the payments described in this section, any other section of this Agreement and those provided under any other plan, program or agreement between Executive and any Group member constitute "excess parachute payments" as defined in Code ss.280G(b)(1), Corporation will either:

            [a] Reimburse Executive for the amount of any excise tax due under Code ss.4999, if this procedure provides Executive with an after-tax amount that is larger than the after-tax amount produced under
            Section 5.05[5][b]; or

            [b] Reduce the amounts paid to Executive under this Agreement so that his total "parachute payment" as defined in Code ss.280G(b)(2)(A) under this and all other agreements will be $1.00 less than the amount that would be an "excess parachute payment" if this procedure provides Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.05[5][a].

         [6] Payment of the amounts described in this section are expressly conditioned on compliance with the following conditions, in addition to those specified elsewhere in this Agreement:

            [a] Except as expressly provided in this Agreement, Executive's right to receive the payments described in this section will not decrease the amount of, or otherwise adversely affect, any other benefits payable to Executive under the terms of any of the programs described in Section 3.01[3]; and

            [b] If any individual (other than Executive), firm, corporation, partnership, joint venture or other entity or group (as described in Section 5.05[7][a]) initiates a tender or exchange offer, distributes proxy materials to Corporation or to Corporation's shareholders or takes other steps to effect, or that may result in, a Change in Control, Executive agrees that the only amounts he will receive under this Agreement will be determined solely with reference to Section 5.02 (and not with reference to this section) if he [i] voluntarily terminates his employment with Corporation during the pendency of that activity other than for death, Disability, Good Reason or by reason of his retirement at or after his Normal or Early Retirement Dates as defined in Corporation's qualified retirement plan or [ii] is indefinitely absent from active employment other than for an absence covered by the Family and Medical Leave Act before those efforts are abandoned, that activity is terminated or until a Change in Control has occurred.

        [7] For purposes of this Agreement, a "Change of Control" will be deemed to have occurred if:

            [a] Any individual (other than Executive), firm, corporation, partnership, joint venture or other entity or any group (as the term "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder on the Effective Date), other than any such entity or group in respect of which Executive is a participant, shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the Effective Date) of shares of the outstanding stock of any class or classes of Corporation which results in such person, firm, corporation, partnership, joint venture, other entity or group possessing more than a majority of the total voting power of Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of Corporation; or

            [b] As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of Corporation immediately before the Transaction shall cease to constitute a majority of the Board or the board of directors of any successor to Corporation; or

            [c] If the Board at any time declares that one or more events have occurred or are likely to occur which, in their sole determination, create or pose the threat of a Change of Control and which, for that reason, make it desirable and in the best interests of Corporation to invoke those provisions of this Agreement which become effective on or after the occurrence of a Change of Control; provided, however, that no director of Corporation who is a party to this Agreement or an agreement with Corporation similar to this Agreement may participate in considering or voting upon any such resolution; or

            [d] Any acquisition, merger, consolidation or other business combination occurs in which the Corporation's shareholders (determined immediately before the merger, consolidation or other business combination) do not own at least 51 percent of the equity interest of the surviving entity (measured immediately after the transaction); or

            [e] A complete liquidation of the Corporation or approval by the Corporation's shareholders of a plan of liquidation or dissolution.

        [8] If Executive's employment terminates under circumstances entitling him to a benefit under this Section 5.05, he will not be subject to
        Article 6.

        [9] The term "Good Reason" means, without Executive's express prior written consent, the occurrence of any one or more of the following events during the Term of this Agreement:

            [a] A material reduction in Executive's duties, responsibilities or status with respect to Corporation, as compared to those in effect on the Effective Date (but will not include any changes in the reporting relationships described in Section 2.03 [i] resulting directly from implementation of a plan that restructures Corporation's business organization and which Executive designed or was materially involved in designing and [ii] to which Executive has specifically agreed in writing);

            [b] Deprivation of Executive of the title of President and Chief Operating Officer of Corporation without a simultaneous grant of a more senior title;

            [c] The assignment to Executive of job duties materially inconsistent with Executive's office on the Effective Date;

            [d] A requirement that Executive relocate his principal office or worksite (or the indefinite assignment of Executive) to a location more than 50 miles distant from [i] the principal office or worksite to which he was permanently assigned as of the Effective Date or [ii] any location to which Executive is permanently assigned, with his consent, after the Effective Date;

            [e] The failure of Corporation to maintain Executive's relative level of coverage under the employee benefit or retirement plans, policies, practices or arrangements described in Section 3.01[3] and 3.01[4] as in effect on the Effective Date, both in terms of the amount of benefits provided and the relative level of Executive's participation. However, Good Reason will not arise under this subsection if Corporation eliminates and/or modifies any of the programs described in Section 3.01[3] and 3.01[4] if (except as required by law or as needed to preserve the tax-character of the plan, policy, practice or arrangement) Executive's level of coverage under all the programs described in Section 3.01[3] and 3.01[4] is at least as great as the coverage provided to other senior executives of Corporation;

            [f] Any material breach of this Agreement (including failure to make any payment or grant provided under this Agreement when due or failure to cause any successor to assume this Agreement as described in Article 8 of this Agreement) by or on or in behalf of Corporation that is not cured by Corporation within 30 days of its receipt of written notice describing the nature of the alleged breach;

            [g] Election or appointment of a Chairman or Chief Executive Officer other than Gordon Zacks or Executive; or

            [h] Failure to nominate or renominate Executive to the Board.

         [10] For purposes of this Agreement, "Special Change in Control" means any person, firm, corporation, partnership, joint venture, other entity or group in respect of which Executive is a participant (as the term "group" is defined in Section 13(d)(3) of the Exchange Act and the rules thereunder on the Effective Date), acquires after the Effective Date (or discloses the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the Effective Date) of the shares of the outstanding stock of any class or classes of Corporation that results in such person, firm, corporation, partnership, joint venture, other entity or group possessing more than a majority of the total voting power of Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors.

5.06 Regardless of any other provision of this Agreement, all amounts paid under this Article 5 will be reduced by any amounts payable to Executive from any other broad based severance plan or program (other than any plan or arrangement adopted in connection with a Change in Control) or disability program in which Executive participates (other than a disability plan, program or policy purchased directly by Executive from his personal funds).

5.07 All payments and benefits due to Executive under this Agreement will be provided by Corporation to Executive in the time and manner specified in this Agreement whether or not those benefits are payable after the Term of this Agreement has expired.

                              ARTICLE 6 MITIGATION

The Executive is under no obligation to seek employment after a termination of employment for which he is entitled to receive payments described in Section
5.03 ("Severance Period"). However, if Executive does secure full-time employment with another employer in any capacity during the Severance Period, Corporation's obligation to pay Executive the amounts described in Section 5.03[1][c] and [g], will be reduced by the compensation he receives from his new employer (other than with respect to any benefits due under the terms of any employee benefit plan described in Section 3.01[3]) as of the date he begins his new employment. Also, any benefit plan described in Section 5.03[h] that provides medical, dental, prescription and hospital coverage will be secondarily liable (i.e., be the secondary payor) for any benefits that are provided to Executive under his new employer's plans.

Corporation may suspend any payments under this Agreement that otherwise would have been made during the pendency of any arbitration relating to amounts or benefits in dispute under this Article 6 but only if Corporation deposits the suspended amount in an escrow account held by an independent party. At the conclusion of the relevant arbitration, the balance of the escrow account will be distributed to the prevailing parties (or divided between them as directed by the arbitrator). That distribution will fully discharge Corporation's obligation with respect to the amount suspended except as otherwise provided in the arbitrator's award.

            ARTICLE 7 NONCOMPETITION/NONSOLICITATION/CONFIDENTIALITY

7.01 For a period of 12 full calendar months (or any longer period, up to 18 months, for which Executive is receiving payments under this Agreement) after Executive's employment terminates for any reason, he will not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever) or enter the employment of or act as agent for or adviser or consultant to any person or entity engaged in (or is about to become engaged in) the manufacturing and/or wholesaling of [1] slippers or [2] any other product that then comprises more than ten percent of the Corporation's gross revenues for the most recently completed fiscal year or the annualized gross revenues for the fiscal year in which Executive's employment terminates. However, the restrictions described in this section will not be applied to prevent Executive from obtaining subsequent employment (of any kind) with a diversified retailer (e.g., Macys, Sears Roebuck and/or Nine West Group, etc.).

7.02 Section 7.01 does not prohibit Executive from purchasing, for investment purposes only, any stock or other corporate security that is listed on a national securities exchange or quoted in any national market system (except as otherwise provided in this Agreement), so long as such stock or other corporate security owned by Executive does not represent more than five percent of the market value or voting power of the total stock or other corporate securities of that class.

7.03 Executive is not obligated to comply with the prohibitions described in this Article if Corporation defaults in the payment of any severance compensation or benefits owed under Article 5 of this Agreement.

7.04 For a period of 12 full calendar months (or any longer period, up to 18 months, for which Executive is receiving payments under this Agreement), after Executive's employment terminates for any reason, he will not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Group to leave the Group's employment nor will he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Corporation concerning the names and addresses of the Group's employees.

7.05 Executive understands and agrees that due to his position with Corporation, Executive will receive confidential and proprietary information relating to Corporation's and Group's business affairs ("Trade Secrets"), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning Corporation's and Group's products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by Corporation to be proprietary and confidential and in the nature of trade secrets. Except to the extent that the proper performance of Executives, services and responsibilities under this Agreement may require disclosure and except information that was known by Executive before the Effective Date or was generally available to the public (other than as a result of a violation of the terms of this section), Executive agrees that during his employment with Corporation and at all times thereafter, he will keep Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without Corporation's prior written consent or use such information for his benefit or the benefit of any third person without Corporation's prior written consent. This confidentiality restriction has no temporal, geographical or territorial restrictions; provided, however, that if, in the written opinion of counsel, Executive is legally compelled to disclose Trade Secrets to any tribunal, disclosure of only those Trade Secrets that that counsel advises in writing are legally required to be disclosed will not be considered a violation of this section but only if Executive gives Corporation reasonable advance notice that such disclosure will be required.

7.06 On the effective date of Executive's termination of employment with Corporation, he will promptly return to Corporation all property other than personal property, including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions thereof that have been produced by, received by or otherwise been submitted to Executive in the course of his employment with Corporation. For purposes of this section, "personal property" includes Executive's Rolodex, which he is not required to deliver to Corporation.

7.07 The Parties recognize that the Group will have no adequate remedy at law for breach by Executive of the restrictions imposed by this article and that the Group could suffer substantial and irreparable damage if Executive breaches any of these restrictions. For this reason, Executive agrees that, if Executive breaches any of the restrictions imposed under this article, the Group, in addition to the right to seek monetary damages, may seek a temporary and/or permanent injunction to restrain any breach or threatened breach of these restrictions or a decree of specific performance, mandamus, or other appropriate remedy to enforce compliance with the restrictions imposed under this article.


                        ARTICLE 8 ASSIGNMENT OF AGREEMENT


8.01 Except as specifically provided in this section, Corporation may not assign this Agreement to any person or entity that is not a member of the Group. However, this Agreement will be assigned or transferred to, and will be binding upon and inure to the benefit of, any successor of Corporation, in which case this Agreement will be interpreted and applied by substituting that successor for the "Corporation" under the terms of this Agreement. For these purposes, "successor" means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or the business of Corporation.


8.02 Because the services to be provided by Executive to Corporation under this Agreement are personal to him, Executive may not assign the duties allocated to him under this Agreement to any other person or entity. However, this Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees to the extent of any amounts payable to Executive that are due to Executive upon his death.


                          ARTICLE 9 DISPUTE RESOLUTION


9.01 The Parties agree that arbitration will be the exclusive means of resolving all disputes or questions arising out of or relating to this Agreement (except that nothing included in this Article 9 prevents Corporation from seeking injunctive or other equitable relief if there is a breach or threatened breach of any of the restrictions described in Article 7). Any arbitration may be initiated by either Party by written notice to the other Party specifying the subject of the requested arbitration and appointing that Party's arbitrator.


9.02 The arbitration will take place in Columbus, Ohio (or another location mutually agreed upon by Corporation and Executive) and will be conducted in accordance with the rules of the American Arbitration Association in effect when the arbitration begins. Any determination or award made or approved by the arbitrator will be final and binding on the Parties. Judgment upon any award made in any arbitration may be entered and enforced in any court having competent jurisdiction.


9.03 The costs of arbitration (including legal and other professional fees incurred) will be borne solely by the Party by which they are incurred regardless of the result of the arbitration.


                            ARTICLE 10 MISCELLANEOUS


10.01 Any notices, consents, requests, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Executive at the last address he has filed in writing with Corporation or, in the case of Corporation, to the Chairman at Corporation's principal offices.


10.02 This Agreement supersedes any prior agreements or understandings, oral or written, between the Parties, or between Executive and Corporation, with respect to the subject matter described in this Agreement and constitutes the entire agreement of the Parties with respect to any matter covered in this Agreement.


10.03 This Agreement may not be varied, altered, modified, canceled, changed, or in any way amended except by written agreement of the Parties.


10.04 If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.


10.05 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.


10.06 Corporation will withhold from any benefits payable under this Agreement all federal, state, city or other taxes as required by any applicable law or governmental regulation or ruling.


10.07 Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement that are unpaid when Executive dies. This designation must be written and presented in a form acceptable to the Board or the Board's designee, if appropriate, or in the form required by any affected benefit plan or program. Subject to any rules prescribed by the Board, its designee or the affected benefit plan or program, Executive may make or change his designation at any time.

10.08 Failure to insist upon strict compliance with any of the terms, covenants or conditions described in this Agreement will not constitute a waiver of that or any other term, covenant or condition nor will any such failure constitute a waiver or relinquishment of the Party's right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.


10.09 To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.

       IN WITNESS WHEREOF, the Parties have executed this Agreement, as of 2/19, 2001.





R. G. BARRY CORPORATION

         By: /s/ Gordon Zacks
             -------------------------------------------------



         Title:  CEO
                ----------------------------------------------



WILLIAM LENICH

          /s/ William Lenich
          ----------------------------------------------------


         Date:  2/19/01
               -----------------------------------------------

                                    EXHIBIT A

                       WILLIAM LENICH EMPLOYMENT AGREEMENT

                              RELOCATION ASSISTANCE

It is the intent of R.G. Barry Corporation to provide uniform and equitable treatment to current Associates who transfer at the company's request.

Eligible Associates -- This policy applies to all Associates who transfer at the company's request to a location outside the same metropolitan area (usually 35 or more miles) to commence employment with the company.

Associate's Family -- The terms of this policy apply to those members of the Associate's current household who will reside at the new location.

Travel Expenses

Travel expenses are defined as first class rail cars, coach class air fare or mileage allowance at the current company approved rate. The company will reimburse the Associate and family for the following travel expenses:

o One-way travel expenses for the Associate to report to work at the new location.

o One-way travel expenses for the Associate to return home to accompany the family on the final move to the new location.

o One-way travel expenses for the Associate and family from the old location to the new location for the final move.

o Round trip travel, lodging, meals and rental car expenses for the one pre-move house hunting trip of up to five days for the employee and spouse, including reasonable baby-sitting/child care expenses.

o Round trip travel expenses (including commercial airfare and other reasonable associated travel expenses) twice each calendar month for the three calendar months beginning February 19, 2001 for Associate or spouse (the total number of round trips reimbursed under this portion of this Exhibit A will not be greater than six).

Company reimbursement for any additional trips beyond those stated above must be approved by the Vice President of Human Resources and the Department Vice President (Officer).

Temporary Living Expenses

Temporary living expenses include reasonable charges for lodging, meals, laundry, dry cleaning and long distance telephone calls. These expenses are reimbursed at actual cost, per person, per day. Daily expenses for meals will not be reimbursed if lodging has cooking facilities. Reimbursement is limited to 30 days for non-homeowners, 90 days for homeowners. During this time, the Associate is expected to make every effort to obtain permanent housing. Extensions of temporary living beyond the 30 or 90 day period must be approved by the Vice President of Human Resources and department Vice President (Officer). Travel expenses due to the performance of job duties are not covered under temporary living. For details on policy limitations contact the Corporate Human Resources department.

Household Moving and Storage

The Corporate Human Resources department is responsible for selection of the moving company for shipment of household goods. R.G. Barry pays the moving company directly, for reasonable charges for packing, loading, transporting, insuring (up to $50,000 Replacement Value Protection Coverage), unloading and unpacking of normal household goods and personal effects of the Associate and members of the household who will reside at the new location. Appliance disconnection and reconnection charges are included.

Certain household goods and personal effects are not considered "normal" under the provision of this policy. These include camping trailers, swimming pools, explosives, perishable goods, pets, livestock and other large animals, lumber and other building materials, firewood and boats which are too large to fit into a moving van.

The following expenses are not covered by this policy:

     o   Exclusive use of moving van
     o   Expedited Service
     o   Secondary pick-up or delivery
     o Transportation of indoor potted plants, flowers, shrubs, trees or other plantings

Associates are encouraged to drive their second cars and are reimbursed at the current company approved mileage rate. With Vice President approval, second cars, when possible, would be loaded and transported in the moving van.

Should temporary storage of household goods and personal effects be necessary, such temporary storage is reimbursed for a maximum of thirty days.

After Associate's household goods have been moved to the new location, the Associate will receive $2,000 to help defray the incidental expenses typically occurred in a relocation.

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Sale of Present Home

This policy applies to a single-family house, a two-family house (duplex), a condominium, a town house owned and used by the associate as associate's principal residence.

Excluded are other property, such as houses not occupied by Associate, farms, summer homes, cooperatives, apartment buildings or mobile homes.

The company will reimburse transferred Associates for the following home disposal expenses actually incurred:

     o Realtor's commission not to exceed 6% of the sale price. Should the sale of the home be accomplished without the service of realtor, an amount equal to 3% of the sale price be paid to the Associate.

     o   Prepayment penalty on mortgage.

     o Cost of appraisal of the house to obtain a home equity loan. Appraisal costs for other purposes will not be reimbursed.

     o   Reasonable attorney's fees.

     o   Title insurance.

     o Required statutory fees resulting from the transfer of property including document fees, tax stamps and recording fees.

     o   Settlement, closing or escrow fees.

     o   Termite and gas line inspections, if required.

The following expenses are not reimbursable:

     o Loan origination fee or loan discount commonly referred to as "points." Points paid by the seller are a reduction in the true sale price and the seller should adjust the selling price to reflect the impact of anticipated points.

     o The cost of repairs, cleaning or maintenance, which may be necessary to sell the home.

If the Associate chooses to purchase a home at the new location prior to selling the current home, the company will provide the following assistance in obtaining an equity loan:



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     o   Contact a bank.

     o   Pay for one appraisal of the current home.

     o   Pay up to one point on the equity loan.

     o Assist in the payment on the loan until the current home is sold (up to a maximum of six months).

If the Associate fails to sell the home at the current location during the 30 day temporary living period, the company will provide payment of the monthly mortgage for the current home up to a maximum of six (6) monthly mortgage payments. It is the Associate's responsibility to sell his/her current home, however, any additional financial assistance must be approved by the Vice President of Human Resources and the Department Vice President (Officer).

Renters Assistance

If it becomes necessary to terminate a lease before its scheduled expiration date because of a company initiated transfer, the company will reimburse the transferred Associate for the forfeiture of security deposit and any rent payments necessary to fulfill the terms of the lease. It is expected that the Associate will make a reasonable effort to minimize the rent payment.

If the Associate chooses to rent at the new location, the application fee for the rental units will be reimbursed by the company. The security deposit at the new location is not reimbursable. The Associate should request that the new lease include a transfer clause.

New Home Acquisition Assistance

Financial assistance in purchasing a home will be extended to transferred Associates for a 12 month period from the date of transfer. The company will reimburse transferred Associates, regardless of whether housing at the old location was owned or rented, for all normal and reasonable home purchase expenses including:

     o   Mortgage loan application fee

     o   Credit report

     o   Appraisal of the new home

     o   Mortgage origination fee

     o   Mortgage insurance application fee

     o   Title insurance

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     o   Recording fees

     o   Survey

     o   Pest inspection

     o   Tax revenue stamps

     o   Closing and attorney fees

The following home purchase expenses will not be reimbursed:

   o  Homeowners insurance premium

   o Prepaid interest including mortgage loan discount points or mortgage rate buy downs

   o Prepaid reserves for real estate taxes, homeowners insurance premium or annual assessments

Reimbursable relocation expenses must be reported on a company expense report. Copies of the closing statements for the sale and purchase of a home should be supplied when requesting home sale and acquisition assistance. Copies of the lease and security deposit should be included with requests for renters assistance. A nonpayroll check will be issued for the reimbursement, and no withholding taxes will be deducted.

Federal income tax regulations require that all payments directly or indirectly to an Associate for moving expenses must be shown as moving expenses. If the company's reimbursement exceeds the deductible expenses allowed by the Internal Revenue Service, the Associate will be taxed on the excess. At the end of the year, the company will send all Associates who have received reimbursement for moving expenses IRS form #4782 "Employee Moving Expense Information." This form contains the type and amount of reimbursements made during the year and is helpful in completing IRS form 3905, "Moving Expense Adjustment," which will need to be filed with the Associate's 1040 Federal Tax Return. The Company will reimburse you for the additional taxes incurred above the deduction allowed by the IRS.


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